Exhibit (a)(5)(Q)

Amendment No. 2 to the GH Supplementary Agreement

This AMENDMENT NO. 2 TO THE SUPPLEMENTARY AGREEMENT (the “Second Amendment”) is made and entered into as of July 9, 2021, between IG4 Capital Infrastructure Investments LP, an investment fund organized under the laws of Scotland (the “Offeror”), and GH Holding Group Corp. (“GH”).

Reference is made to the GH Supplementary Agreement dated June 3, 2021, as amended on July 2, 2021, entered into by the Offeror and GH (the “Supplementary Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the TOSA, the Trust Agreement or the Supplementary Agreement, as applicable.

By means of this Second Amendment, the Offeror and GH have agreed to partially amend the Supplementary Agreement, in order to replace Section 4(iii) of the Supplementary Agreement in its entirety, as follows:

“4. Encumbered GH Shares

(…)

(iii)	The possibility to transfer the Encumbered GH Shares mentioned in Sections 4(i) and 4(ii) above, to the Trust and to the Offeror, respectively, shall be offered and made available by the Offeror to all shareholders of the Company in the same terms and conditions as those described in Sections 4(i) and 4(ii) above, and will be conducted in accordance with applicable Laws in the Republic of Peru and the United States of America.

GH will be entitled, as agreed with the Offeror, to withdraw Trust Shares from the Trust. If GH is not capable of selling all the GH Shares mentioned in Section 4(ii) above, then GH will transfer its remaining GH Shares to the Trust and such GH Shares shall be regulated under the same terms and conditions as the “Acciones Adicionales” (as defined in the Trust Agreement), and which shall also be offered and made available to all shareholders of the Company in the same terms and conditions.”

IN WITNESS WHEREOF, each of the Offeror and GH has caused this Second Amendment to be executed by its respective officers thereunto duly authorized.

[Signature pages below]

Signature page of the AMENDMENT NO. 2 TO THE SUPPLEMENTARY AGREEMENT dated as of July 9, 2021, by and among the Offeror and GH

IG4 Capital Infrastructure Investments LP

By:	/s/ Roberto Guillermo Mac Lean Martins
Name:	Roberto Guillermo Mac Lean Martins
Title:	Authorized Person

Signature page of the AMENDMENT NO. 2 TO THE SUPPLEMENTARY AGREEMENT dated as of July 9, 2021, by and among the Offeror and GH

GH Holding Group Corp.

By:	/s/ Carlos Enrique Arata Delgado
Name:	Carlos Enrique Arata Delgado
Title:	Authorized Person